UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 30, 2014

MAGNEGAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51883	26-0250418
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

150 Rainville Road

Tarpon Springs, FL 34689

 (Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (727) 934-3448

Not applicable

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 8, 2013, MagneGas Corporation (the “Company”) signed a Memorandum of Understanding with a confidential party (the “USA MOU”), an unrelated group from the United States, to enter into a joint venture arrangement for the testing, development and pursuit of the Co-Combustion of MagneGas™ with Coal Fired Power Plants to reduce the stack emissions and increase heat extraction (the “Joint Venture”). This Joint Venture included a $100,000 deposit which was paid to the Company in September 2013 by the confidential party. The Joint Venture includes the creation of a new company which will hold the exclusive rights for this market for the United States and Canada.  A major research center in the United States associated with a large utility company is currently conducting third party testing and validation. The Company has completed internal testing both in the United States and Australia and has demonstrated reduced hydrocarbon emission and increased heat with the Co-Combustion of Coal and MagneGas®.  The third party testing is anticipated to also include an analysis of the volume of gas needed to achieve lowered emission results and the economic impact of this solution. Once third party testing is complete, the Company will work through the new Joint Venture to sell equipment, fuel and byproducts to end user coal power plants in this market.

On January 16, 2014, the Company established a subsidiary company, Supplemental Energy Solutions, LLC (“SES”), to pursue this market.  On June 16, 2014, the Company and the confidential party entered into a Supplement to the USA MOU (the “Supplement”) pursuant to which the parties agreed: 1) that the Company is allowed to transfer half of its interest in SES to FutureEnergy Pty Ltd. of Australia; and 2) to extend the term during which SES has the option to purchase a recycler under the USA MOU in order to retain certain exclusivity rights. Currently, the Company owns 25% of SES, FutureEnergy Pty Ltd. owns 25% of SES, and the confidential party owns 50% of SES. Additional partners will be added as warranted.

The Company conducted the initial testing of Co-Combustion with Future Energy LLC of Australia, who has since filed a patent for the combustion system used for these tests. The Company entered into a Memorandum of Understanding with Future Energy LLC on September 14, 2013 (the “Future Energy MOU”) to share in ownership of this intellectual property. On March 19, 2014, the Company signed a Joint Venture agreement with FutureEnergy Pty Ltd. that superseded the Future Energy MOU (the “Future Energy JV Agreement” and, together with the USA MOU and the Supplement, the “Agreements”). Under the terms of the Future Energy JV Agreement, both parties will own 50% of a new company formed for the purpose of developing, licensing, and commercializing new intellectual property for co-combustion of MagneGas fuels with hydrocarbon fuels to reduce emissions and increase energy. The Future Energy JV Agreement includes and extends beyond the existing partnership of coal co-combustion to include other current and future developments such as the combustion of MagneGas with diesel, heavy oil, aviation fuels, and liquid petroleum gas.

At the time the Company entered into Agreements, the Company did not believe they were material definitive agreements because it was in the early stages of the relationships and no definitive agreements were signed. Since that time, SES is close to getting certification from a major utility on the use of Magnegas to reduce coal emissions, FutureEnergy Pty Ltd. has filed a patent, and the Company issued stock to FutureEnergy Pty Ltd. The cumulative effect of these developments is such that the Company now believes that the Agreements are material definitive agreements.

The foregoing description of the terms of the Agreements are qualified in its entirety by reference to the provisions of the Agreements filed as Exhibits 10.1 to 10.3 to this Current Report on Form 8-K, which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 10.1	Memorandum of Understanding with XXXX, dated October 8, 2013.
Exhibit 10.2	Memorandum of Understanding with XXXX, dated June 16, 2014.
Exhibit 10.3	Joint Venture Agreement with FutureEnergy Pty Ltd., dated March 19, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNEGAS CORPORATION

Date: October 8, 2014	By:	/s/ Ermanno Santilli
Ermanno Santilli
Chief Executive Officer